Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES February 3, 2014 Ref: 2 -2014

Rare Element Resources Transitions Geological Team as Bear Lodge Project

Continues to Advance Toward Development

Dr. James Clark, VP Exploration, to return to consulting role

February 3, 2014 – Lakewood, Colorado – Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES), a mineral resources company advancing development of the Bear Lodge Critical Rare Earth Project, announced today that Dr. James G. Clark, Vice President of Exploration, is returning to an advisory and consulting role with the Company after six years in his current executive position. This move reflects the Company’s continued progress from advanced-stage exploration toward mine development.

John T. Ray has been appointed Chief Geologist and will be responsible for both exploration and development geological work. Mr. Ray has more than 30 years of experience, including the last four years on the Bear Lodge Project with Rare Element and the previous six years as a consultant with Newmont Mining on the adjacent Sundance gold project. Richard K. Larsen, Rare Element’s Engineering Manager, has over 16 years of mine-operations experience and will continue to oversee the Project’s mine development engineering while assuming the additional responsibility for the administrative management of the Company’s Wyoming-based operations. Dr. Clark will remain an active consultant on the Project, allowing the Company continued access to his extensive knowledge of the geology and mineralogy of the region.

“Under Jim’s direction over the last 10 years, first as a consultant and more recently as an officer of the Company, we were able to take a small rare earth deposit and re-define it as a world-class critical rare earth district,” stated Randall J. Scott, President and Chief Executive Officer.  “Jim’s understanding of the geology and mineralogy of the Project is unparalleled, and his contribution to the success of the Company is immeasurable.  With our focus on bringing the Bear Lodge Project into development and ultimately production, this new arrangement allows us ready access to Jim’s knowledge base while we shift our attention to mine development, with an emphasis on pit design and ore control.”

Dr. Clark will deliver consulting services to Rare Element through his company, Applied Petrographics, which has provided petrographic and microanalytical services to the mining industry since 1998. Dr. Clark will continue his direct involvement in the ongoing exploration work at the Bear Lodge Project, as well as with aspects of mineralogical work related to mineral processing.  His work will include continued assessment of several previously identified rare earth exploration targets, including the advanced exploration targets of Taylor and Carbon, both of which exhibit significant heavy rare earth enrichment.

Rare Element Resources Ltd. is a publicly traded mineral resource company focused on exploration and development of rare-earth element deposits, specifically those with significant distribution of critical rare earths.  The Company is advancing development of the Bear Lodge Project, located in northeast Wyoming.  Bear Lodge is a significant mineralized district containing many of the less common, more valuable critical rare earths that are essential for electronics, fiber optics, laser systems for health and defense, as well as many evolving green technologies, like hybrid cars, solar panels and wind turbines.  Permitting and feasibility work on the Project is currently underway.

For additional information, please visit the Company’s website at www.rareelementresources.com or contact Robbin Lee at 720-278-2462 or rlee@rareelementresources.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada. Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward-looking statements are usually identified by our use of certain terminology, including "will", "believes", "may", "expects", "should", "seeks", "anticipates", "plans", "has potential to", or "intends" or by discussions of strategy or intentions. Such forward looking statements include statements regarding our expected progress to the mine development stage. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the progress of our Bear Lodge Project, fluctuations in demand for, and price of, rare earth products; success of process technology under testing; timing of and unexpected events at the Bear Lodge property; delay or failure to receive government approvals and permits; changes in U.S. and Canadian securities markets; and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors set out in our filings made from time to time with the SEC and Canadian regulators, including but without limitation, our reports on Form 10-K and Form 10Q. We expect that the above estimates as to development plans, technology and other processes, time frames and financial needs will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management's estimate as of any date other than the date of this press release.